Exhibit 99.1

Paradyne Contact: Paul Harris 727-530-2529 pharris@paradyne.com	NEWS RELEASE

Paradyne To Acquire Net to Net

Product Portfolio and Assets

Largo, Fla. - July 26, 2004 – Paradyne Networks, Inc. (NASDAQ: PDYN), a leading provider of broadband voice, data and video network access solutions, today announced it has entered into a purchase agreement with Net to Net Technologies, Inc. to acquire Net to Net’s complete product line and intellectual capital portfolio, substantially all of Net to Net’s assets, and certain liabilities of Net to Net. In addition, Paradyne will acquire substantially all of the assets and products of Net to Net’s foreign subsidiaries. Net to Net, a privately held developer and manufacturer of broadband access equipment, is located in Portsmouth, N.H.

This acquisition supports Paradyne’s strategy to provide the most complete range of broadband access products to support service providers worldwide that are migrating voice and data to packet-based networks.

“Net to Net has proven to be an exceptional company with a solid product portfolio that Paradyne will continue to develop and support,” said Sean Belanger, president and CEO of Paradyne. “We look forward to working with Net to Net’s customers to seamlessly continue their deployment of Net to Net’s IP-based DSLAMS to deliver voice, video and data over existing wireline networks.”

Upon closing of the transaction, Paradyne plans to maintain a research and development center in Portsmouth. Paradyne will offer positions to many of Net to Net’s engineering, sales and support persons, and will integrate operations and manufacturing into its corporate headquarters and manufacturing plant in Largo, Fla.

Financial Terms:

At closing Paradyne will pay Net to Net up to $3 million in cash and 604,839 shares of Paradyne stock, subject to certain purchase price adjustments. In addition, Paradyne will issue to Net to Net a warrant to purchase up to 1,008,065 shares of Paradyne stock at an exercise price of $5.95 per share, which will expire on December 31, 2005. Closing is expected to occur within two weeks.

Conference Call and Webcast:

Paradyne will host a conference call this afternoon – Monday, July 26, 2004 – at 5 p.m. (ET) to discuss this acquisition. The call will be broadcast live on the Internet for investors and the general public. This listen-only webcast can be accessed through the Company section of the Paradyne website (http://www.paradyne.com/corporate_info). Participants should go to the website at least ten minutes before this event to download and install any necessary audio software. Or, participants may dial into the call at (706) 634-1225.

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About Paradyne

Paradyne’s broadband access equipment enables service providers to profitably deliver voice, data and video services and smoothly migrate to packet-based networks. These solutions include an extensive portfolio of broadband access concentrators, media gateways, and customer premises equipment. Services offered to business and residential customers worldwide using Paradyne’s equipment include Voice over IP, high-speed Internet, Wide Area Networking featuring Service Level Management, IP switched video, and traditional T1/E1 data. More information may be obtained by visiting www.paradyne.com or by calling +1-727-530-8623.

Information about Forward-Looking Statements:

This press release contains forward-looking statements that involve a number of risks and uncertainties. These forward-looking statements are made pursuant to the “safe-harbor” provisions of the Private Securities Litigation Reform Act of 1995 and are made based on management’s current expectations and beliefs as well as on assumptions made by, and information currently available to, management. Among the factors that could cause actual future events to differ materially include: the uncertainty regarding the acceptance of new telecommunications services based on DSL technology; reduction or discontinuation of purchase of our products by NSPs; the failure of NSPs to incorporate our products into their infrastructure; the possibility that Paradyne’s competitors may develop competing products that are superior in terms of quality, cost or both. For a detailed discussion of other risk factors that could affect Paradyne’s business, please refer to the risks identified in Paradyne’s Current Report on Form 10-Q, dated April 28, 2004, and in Paradyne’s other filings with the Securities and Exchange Commission.

Editors Note: Paradyne and the Paradyne Logo are registered trademarks of Paradyne Corporation. All other service marks and trademarks are the property of their respective owners.